UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2014

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other	(Commission File Number)	(IRS Employer
jurisdiction		Identification No.)
of incorporation)

321 Columbus Avenue
Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2014, the board of directors (the “Board”) of InspireMD, Inc. (the “Company”) appointed James J. Barry, Ph.D. as the Company’s executive vice president and chief operating officer.

Dr. Barry, age 54, has served as a director of the Company since January 30, 2012. Dr. Barry served as president and chief executive officer at Arsenal Medical Inc., a medical device company focused on local therapy, from November 2012 until December 2013 and as executive vice president and chief operating officer from September 2011 until November 2012. Until June 2010, he was senior vice president, corporate technology development at Boston Scientific Corporation, where he was in charge of the corporate research and development and pre-clinical sciences functions. Dr. Barry joined Boston Scientific in 1992 and oversaw its efforts in the identification and development of drug, device and biological systems for applications with implantable and catheter-based delivery systems. He currently serves on a number of advisory boards including the College of Biomedical Engineering at Yale University, the College of Sciences at University of Massachusetts-Lowell, and the Massachusetts Life Science Center. Dr. Barry received his Ph.D. in Biochemistry from the University of Massachusetts-Lowell and holds a B.A. degree in Chemistry from Saint Anselm College.

In connection with his appointment, the Company entered into an employment agreement with Dr. Barry (the “Employment Agreement”). The Employment Agreement has an initial term that ends on July 14, 2017 and will automatically renew for additional one-year periods on July 14, 2017 and on each July 14 thereafter unless either party gives the other party written notice of its election not to extend such employment at least six months prior to the next July 14 renewal date. If a change in control occurs when less than two full years remain in the initial term or during any renewal term, the Employment Agreement will automatically be extended for two years from the change in control date and will terminate on the second anniversary of the change in control date.

Under the Employment Agreement, Dr. Barry is entitled to an annual base salary of $365,000. Such amount may be reduced only as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect Dr. Barry, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the amount set forth above (or 90% of the amount to which it has been increased). The base salary will be reviewed annually by the chief executive officer as part of the Company’s annual compensation review. Dr. Barry is also eligible to receive an annual bonus of at least $225,000 upon the achievement of reasonable target objectives and performance goals, to be determined by the Board in consultation with Dr. Barry. In the event that Dr. Barry’s actual performance exceeds the goals, the Board may, in its sole discretion, pay Dr. Barry bonus compensation of more than $225,000. In accordance with the Employment Agreement, on July 14, 2014, the Company granted Dr. Barry a nonqualified stock option to purchase 335,058 shares of the Company’s common stock, made pursuant to a Nonqualified Stock Option Agreement, an incentive stock option to purchase 114,942 shares of the Company’s common stock, made pursuant to an Incentive Stock Option Agreement, and 150,000 shares of restricted stock, made pursuant to a Restricted Stock Award Agreement. The options have an exercise price of $2.61, which was the fair market value of the Company’s common stock on the date of grant. Both the options and the restricted stock are subject to a three-year vesting period subject to Dr. Barry’s continued service with the Company, with one-third (1/3rd) of such awards vesting on the first, second and third anniversary of the grant date. Dr. Barry will also be eligible to receive additional stock based compensation, which will be considered annually as part of the Board’s annual compensation review, but any such grants will be at the sole discretion of the Board.

The Employment Agreement also contains certain noncompetition, no solicitation, confidentiality, and assignment of inventions requirements for Dr. Barry.

If, during the term of the Employment Agreement, Dr. Barry’s employment is terminated upon his death or disability, by Dr. Barry for good reason, or by the Company without cause, Dr. Barry will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary and accrued vacation): (i) the pro rata amount of any bonus for the fiscal year of such termination (assuming full achievement of all applicable goals under the bonus plan) that he would have received had his employment not been terminated; (ii) a one-time lump sum severance payment equal to 150% of his base salary, provided that he executes a release relating to employment matters and the circumstances surrounding his termination in favor of the Company, its subsidiaries and their officers, directors and related parties and agents, in a form reasonably acceptable to the Company at the time of such termination; (iii) vesting of 50% of all unvested stock options, restricted stock shares, restricted stock units, stock appreciation rights or similar stock based rights granted to Dr. Barry, and lapse of any forfeiture included in such restricted or other stock grants; (iv) an extension of the term of any outstanding stock options or stock appreciation rights until the earlier of (a) eighteen months from the date of termination, or (b) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms; (v) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental, vision and life insurance coverage for up to 18 months unless Dr. Barry secures coverage from a new employer; and (vi) a cash payment of $25,000, which Dr. Barry may use for executive outplacement services or an education program. The payments described above will be reduced by any payments received by Dr. Barry pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or disability. If Dr. Barry continues to be employed by the Company after the term of the Employment Agreement, unless otherwise agreed by the parties in writing, and Dr. Barry’s employment is terminated upon his death or disability, by Dr. Barry for good reason, or by the Company without cause, Dr. Barry will be entitled to receive, in addition to other unpaid amounts owed to him, the payments set forth in (i), (ii) and (iv) above.

If, during the term of the Employment Agreement, the Company terminates Dr. Barry’s employment for cause, Dr. Barry will only be entitled to unpaid and accrued amounts owed to him through the date of termination and whatever rights, if any, are available to him pursuant to the Company’s stock-based compensation plans or any award documents related to any stock-based compensation.

Dr. Barry has no specific right to terminate the Employment Agreement or right to any severance payments or other benefits solely as a result of a change in control. However, if within 24 months following a change in control, (a) Dr. Barry terminates his employment for good reason, or (b) the Company terminates his employment without cause, the lump sum severance payment to which he is entitled will be increased from 150% of his base salary to 250% of his base salary and all stock options, restricted stock shares, restricted stock units, stock appreciation rights or similar stock-based rights granted to him will vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to him will immediately lapse.

The foregoing summary of the Employment Agreement, the Nonqualified Stock Option Agreement, the Incentive Stock Option Agreement and the Restricted Stock Award Agreement are not complete, and are qualified in their entirety by reference to the full text of such agreements that are attached or incorporated by reference as Exhibits 10.1 through 10.4 of this Current Report on Form 8-K. Readers should review the Employment Agreement, the Nonqualified Stock Option Agreement, the Incentive Stock Option Agreement and the Restricted Stock Award Agreement for a more complete understanding of their terms and conditions.

Item 8.01	Other Events.

On July 15, 2014, the Company issued a press release announcing the appointment of Dr. Barry as chief operating officer of the Company. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
Number	Description
10.1	Employment Agreement, dated July 14, 2014, by and between InspireMD, Inc. and James J. Barry, Ph.D.
10.2	Nonqualified Stock Option Agreement, dated July 14, 2014, by and between InspireMD, Inc. and James J. Barry, Ph.D.
10.3	Incentive Stock Option Agreement, dated July 14, 2014, by and between InspireMD, Inc. and James J. Barry, Ph.D.
10.4	Restricted Stock Award Agreement, dated July 14, 2014, by and between InspireMD, Inc. and James J. Barry, Ph.D.
99.1	Press release dated July 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inspiremd,	inc.

Date: July 18, 2014	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer